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                                                                      EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Boards of Directors
Iridium World Communications Ltd., Iridium LLC, and Iridium Operating LLC:

     We consent to incorporation by reference in the registration statements (Nos. 333-23419 and 333-23419-01) on Form S-8 of Iridium World Communications Ltd. and Iridium LLC of our reports dated January 16, 1998, relating to (i) the balance sheets of Iridium World Communications Ltd. as of December 31, 1997 and 1996, and the related statements of loss, stockholders' equity, and cash flows for the year ended December 31, 1997, and for the period December 12, 1996 (inception) through December 31, 1996, (ii) the consolidated balance sheets of Iridium LLC and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of loss, members' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and the period June 14, 1991 (inception) through December 31, 1997, (iii) the consolidated balance sheets of Iridium Operating LLC and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of loss, member's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and the period June 14, 1991 (inception) through December 31, 1997, and (iv) the related financial statement schedule of Iridium LLC, which reports appear in the December 31, 1997 annual report on Form 10-K of Iridium World Communications Ltd., Iridium LLC, and Iridium Operating LLC.

                                                           KPMG Peat Marwick LLP

McLean, Virginia
March 23, 1998